FORM 4
                                                         OMB APPROVAL
[_] Check this box if no longer subject to     OMB Number:            3235-0287
    Section 16. Form 4 or Form 5               Expires:         January 31, 2005
    obligations may continue. See              Estimated average burden
    Instruction 1(b).                          hours per response...........0.5


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

     Hohmann III                     Frank                 L.
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   (Last)                           (First)             (Middle)

     c/o Barbara Nims, Davis Polk & Wardwell
     450 Lexington Avenue
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                                    (Street)

     New York                       New York             10017
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     Material Sciences Corporation (NYSE: MSC)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4.   Statement for Month/Year

      2/02
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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
                                     Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                        or Beneficially Owned

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (Month/Day/   ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                             Year)         Code   V                    (D)             and 4)         (Instr.4) (Instr. 4)
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

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                              (Over)
                                                                                                                      SEC 1474(3-99)

FORM 4 (continued)

                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secu-     ative    Nature
                    or                         Derivative    6.                of Underlying     8.       rities    Secu-    of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     rities   In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Bene-    direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     ficially Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    Owned    ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        at End   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     of Month ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)   Code  V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Stock Option
  (right to buy)    $10.15   2/01/02   A   V    3,941        2/01/03  1/31/12 Common Stock 3,941             3,941     D
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Explanation of Responses:

                                                                                    /s/ Frank L. Hohmann III       February 27, 2002
**Intentional misstatements or omissions of facts constitute Federal Criminal    -------------------------------  ------------------
Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            **Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.




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